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For Immediate Release

Contact:      Richard A. Santa
              Vice President and Chief Financial Officer
              303-604-3938



                DMC ANNOUNCES SALE OF PRECISION MACHINED PRODUCTS

(Boulder, CO - October 8, 2003) Dynamic Materials Corporation, (NASDAQ: BOOM), "DMC", today announced that it has completed the sale of its Precision Machined Products Division ("PMP") to Silvertip, L.L.C., a majority owned subsidiary of Mistequay Group. Ltd., Saginaw, Michigan. The sales price was $580,000 and is being financed by DMC through the issuance of a promissory note payable over a 2-1/2 year period. DMC will record a loss on the sale of PMP, which could exceed $1.5 million on a pre-tax basis, and will report the loss associated with this transaction in its September 30, 2003 financial statements. Previously, in an August 7, 2003 press release, DMC had announced that PMP was continuing to incur significant operating losses and that management and the Company's Board of Directors would be considering alternatives with respect to PMP, including the potential sale or closure of the business.

Based in Boulder, Colorado, Dynamic Materials Corporation is a leading metalworking company, and its products include explosion bonded clad metal plates and other metal fabrications for the petrochemical, chemical processing, satellite/launch vehicle, commercial aircraft, defense and a variety of other industries.


              For more information on Dynamic Materials Corporation visit the Company's web site at http://www.dynamicmaterials.com